SUB-ITEM 77Q3

Due to the restrictions in the format of Form N-SAR to allow reporting of information for multiple classes of shares, this exhibit provides class level information for Items 72DD, 73A, 74U and 74V.

For period ending 1/31/2006
File number 811-5686
Series No.: 10

72DD.    1.   Total income dividends for which record date passed during the period. (000's Omitted)
              Class A                 $  567
         2.   Dividends for a second class of open-end company shares
              (000's Omitted)
              Class C                 $3,003
              Class R                 $    4
              Institutional Class     $  796

73A.          Payments per share outstanding during the entire current period:
              (form nnn.nnnn)
         1.   Dividends from net investment income
              Class A                $000.1941
         2.   Dividends for a second class of open-end company shares
              (form nnn.nnnn)
              Class C                $000.1767
              Class R                $000.1817
              Institutional Class    $000.2072

74U.      1.  Number of shares outstanding (000's Omitted)
              Class A                  3,026
          2.  Number of shares outstanding of a second class of open-end company shares (000's Omitted)
              Class C                 14,120
              Class R                     28
              Institutional Class      4,286

74V.      1.  Net asset value per share (to nearest cent)
              Class A                 $ 9.87
          2.  Net asset value per share of a second class of open-end company shares (to nearest cent)
              Class C                 $ 9.87
              Class R                 $ 9.88
              Institutional Class     $ 9.87